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                                                                     Exhibit 5.1

April 25, 2006

MicroIslet, Inc.
6370 Nancy Ridge Drive
Suite 112
San Diego, CA 92121

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have acted as special counsel to MicroIslet, Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, to register up to 7,590,245 shares (the "Plan Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), which may be issued pursuant to (1) the Company's 2005 Equity Incentive Plan (the "2005 Plan") and (2) the Company's Amended and Restated 2000 Stock Option Plan (the "2000 Plan"), comprised of:

     o up to 1,750,000 shares of Common Stock which may be issued pursuant to an outstanding stock option under the 2005 Plan;

     o up to 250,000 shares of Common Stock reserved for awards to be granted under the 2005 Plan;

     o up to 4,412,245 shares of our common stock which may be issued pursuant to the 2005 Plan and either (1) were available for issuance under the 2000 Plan as of the effective date of the 2005 Plan, or (2) are currently reserved for issuance upon the exercise of outstanding options awarded under the 2000 Plan, but only to the extent such options terminate without having been exercised; and

     o up to 739,000 shares of our common stock which may be issued pursuant to issued and outstanding options awarded under our 2000 Plan; provided, however, that if such options terminate without having been exercised, such shares may also be reserved for awards to be granted under the 2005 Plan.

     The Registration Statement also registers up to 439,000 shares of Common Stock (the "Non-Plan Option Shares" and together with the Plan Shares, the "Shares") which are currently reserved for issuance upon the exercise of outstanding options awarded as special stock options outside of the 2005 Plan or 2000 Plan, which options were granted pursuant to resolutions of the Company's Board of Directors (collectively, the "Non-Plan Options").

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-B.

     In connection with this opinion, we have reviewed the Registration Statement, the Company's charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the 2005 Plan and the 2000 Plan (together, the "Company Plans") and the Non-Plan Option Shares and the Non-Plan Options, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that (i) the stock certificates to be issued to represent the Shares (collectively, the "Share Certificates") conform to the specimen common stock certificate submitted to us, (ii) the Share Certificates will be duly executed by the Company and countersigned by the transfer agent therefor in accordance with Section 78.235 of the Nevada Revised Statutes and Section 1 of Article VII of the Amended and Restated Bylaws of the Company, (iii) shares currently



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reserved will remain available for the issuance of the Shares, (iv) neither the
Company's charter documents nor any of the proceedings relating to any of the option agreements relating to the Shares, as the case may be, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained from an officer of the Company a certificate as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.

     Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued, executed and delivered by the Company in accordance with the terms of the stock option or other agreements provided for under the Company Plans or the Non-Plan Options, as applicable, including, without limitation, payment in full of the consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

     We express no opinion as to matters governed by any laws other than the Private Corporations Act of the State of Nevada (Chapter 78 of Title 7 of the Nevada Revised Statutes), the applicable provisions of the Nevada Constitution and the reported decisions of the Nevada courts interpreting these laws.

     This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Company Plans, the Non-Plan Options, the Shares, or the Registration Statement.


                                     Respectfully submitted,

                                     /s/ Sheppard, Mullin, Richter & Hampton LLP
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                                     Sheppard, Mullin, Richter & Hampton LLP